Agreement

This Agreement is entered into effective as of August 9, 2007 (the "Effective Date") between Natural Nutrition, Inc, a Delaware corporation, (hereinafter referred to as the "Client") and Alena, LLC, a California limited liability company (hereinafter referred to as the "Agency"). The Client desires to hire Alena as their Agency of record upon the following terms and conditions:

Promoter and Developer of Natural Nutrition DRTV program

Agency will initially act as a "Promoter" to develop all facets of operational set up (the "Set-Up Phase") including, but not limited to, infomercial development and production, scripts, call to action, call center services, customer service, processing, database management and fulfillment. Set-Up Phase will be deemed completed, once active sales of Client products and services have begun.

Certain of the Agency fees and anticipated costs during the Set-Up Phase are outlined in Attachment "A" attached hereto.

Set-Up Phase Expenses and Agency Fees. Client shall to pay all costs and expenses associated with production, operations and advertising based on approved budgets and quotes prior to implementation. Agency is entitled to reimbursement for all direct costs paid by it on behalf of Client that are pre-approved by Client and incurred for the purpose of developing the Natural Nutrition DRTV marketing program.

During the Set-Up Phase, Agency will use its best efforts to cause payment terms of vendors, suppliers and service providers engaged on behalf of Client in accordance with this Agreement to be 50% up front and the balance due upon completion of the work, provided that Client shall be responsible for paying in accordance with the actual payment terms for pre-approved work if Agency is unable to obtain such desired terms.

Agency will receive a commission equal to 15% of all costs and expenses incurred by Client in connection with the Set-Up Phase payable to third parties unaffiliated with Agency for the management of all outsourced tasks. In addition to the foregoing, for services provided directly by Agency, such as script writing, database development and account setup, Agency will be entitled to be paid a market rate fee determined in advance of the provision of such services that is mutually acceptable to Agency and Client. Fees for certain agreed upon services to be directly provided by Agency are set forth of Attachment "A". Commissions due to Agency under this section will be payable by Client within thirty (30) days following the last day of the month in which such commissions accrued.

Management Fee and Equity Bonus

Following the completion of the Set-Up Phase, as consideration for managing and maintaining Client's operations in accordance with this Agreement, Client shall pay Agency a commission of 5% on all operating costs incurred by Client in connection with its business that are payable to third parties unaffiliated with Agency, not including any media expenses, to manage and maintain Client's operations. This includes managing call centers, database processing, fulfillment and all other processes

related to operating in accordance with Federal and state law. Client shall have ultimate authority over which vendors to use and the extent of Client's operations. Additionally, all capital purchases related to Client's operations will be inventoried and remain the exclusive property of the Client. Agency will use its special skill and knowledge to minimize the costs related to the operations and shall when feasible use competitive bidding on any process or operation before recommending to Client a particular vendor, supplier or service provider. Commissions due to Agency under this section will be payable by Client within thirty (30) days following the last day of the month in which such commissions accrued.

In addition to the other compensation payable to Agency provided herein, and in consideration of Agency's special skill, knowledge and efforts, Agency will be entitled to the following equity bonuses subject to the stated performance criteria:

* Provided that this Agreement is still in effect, at the time that trailing twelve month revenues of Client are in excess of $100,000,000.00 with minimum of 15% net profit after taxes over the same period, Agency shall be entitled to acquire a number of shares of capital stock of Client that equals 5% of the then outstanding shares of capital stock of Client, at the per share price of $.015 per share.

* Provided that this Agreement is still in effect, at the time that trailing twelve month revenues of Client are in excess of $200,000,000.00 in with minimum of 15% net profit after taxes over the same period, Agency shall be entitled to acquire a number of shares of capital stock of Client that equals an additional 5% of the then outstanding shares of capital stock of Client, at the per share price of $.015 per share.

3. ***Exclusive Right To Purchase Media***

During the term of this Agreement, the Client hereby agrees that Agency shall be their exclusive media representative for all online, radio, cable broadcast and satellite TV placement for all direct response television programs produced by or for Client.

4. ***Term of Agreement***

This Agreement shall commence effective as of the Effective Date and continue in full force and effect for a term of one (1) year, and thereafter renew itself automatically for like successive periods. Either party may terminate this Agreement upon thirty (30) days prior written notice by certified mail to the other party of the intention to terminate.

Both parties shall have the right to terminate the Agreement upon giving one (1) day prior written notice by certified mail of termination with cause in the event of breach of this Agreement.

5. ***Agency Commission***

During each one year period during the term of this Agreement, in addition to the other commissions payable pursuant to this Agreement, Agency shall be entitled to the below stated percentage commission on the gross amount (not including any sales tax) of total monthly media invoices:

- 15% on media costs of $1.00 to $10,000,000
- 12.5% on media costs of $10,000,001 to $20,000,000
- 7.5% on media costs in excess of $20,000,000

If any media schedules are purchased directly to a station by the Client or Client's representatives, the Agency shall be entitled to a commission on the purchase as if the Agency had secured the purchase. Media previously purchased by Agency and provided to Client shall be charged to Client at the Agency's cost, with no markup.

6. ***Payment for Media***

Payments for media shall be cash in advance by wire or cashier's check covering media at a minimum of 10 working days prior to airing or placement date. Client will be invoiced in advance on a weekly basis and credits shall be issued on subsequent invoices as they are reconciled. Agency shall reconcile station affidavits in an expeditious manor. ***It is understood any late media payments could result in immediate cancellation of any schedules in accordance with the applicable station's cancellation policy.***

7. ***Airtime Cancellation Notice***

The industry standard for cancellations for short form schedules are 48-72 hours based on a 5 day work week. The industry standard for cancellations for infomercials is predominantly 2 weeks, however, some larger stations will insist on a 4 week cancellation. If the Client wishes to cancel airtime, Agency will work on behalf of the Client to do so. The Client agrees to be bound by the decision of the broadcast entity in this regard.

8. ***Agency Services***

Agency agrees to devote the time and skill necessary to build and prepare all operations necessary for Client to generate sales via web, email, database marketing, affiliate placement, radio, Long and/or Short Form DRTV format infomercials and represent the Client properly to the public at large. Certain of the Agency's services are contained in Attachment "A" below.

Agency will use all resources available to achieve the media goals of the Client.

9. ***Time is of The Essence... Media Authorizations***

Client understands media is a commodity requiring frequent moment to moment decisions by the Agency. Agency will work diligently on securing the best possible time for Client within specified parameters including last minute purchases of fire sales or necessary cancellations. Client and Agency will establish a weekly budget and a maximum amount per unit for expenditures. All media placed within these guidelines will be considered authorized and approved by the Client. As the campaign unfolds both it is expected that weekly budgets and rates per unit will adjust to market conditions and revenue expectations.

10. ***Costs and Expenditures***

The Client agrees to reimburse the Agency for all pre-approved (in writing) out-of-the expenses incurred by Agency on Client's behalf, including requested production or editing expenses, approved third party vendor costs, travel expenses, express shipping costs for items such as audition tapes, tape duplication, postage for mass mailings, packaging, shipping and duties.

11. ***Confidentiality***

It is understood between the parties hereto that the Agency may be dealing with confidential documents and information which belong the Client. Agency hereby agrees not to disclose to anyone any such confidential matters, directly or through its employees, assigns and agents, or use such information other than in the course of its performance of the services hereunder. All confidential documents that may be given to Agency during the term of this Agreement are the exclusive property of the Client and shall be surrendered upon demand. *All Agency media rates, time periods, reporting ratios, costs per order, cost per acquisition and station information to the extent not in the public domain are considered confidential and it is agreed will not be shared with third party entities outside this Agreement.*

12. Non-Solicitation

Neither party shall solicit the employees of the other party (or any former employee that was an employee of the other party within 3 months prior to any attempted solicitation) for employment or otherwise, directly or indirectly, during the term of this Agreement and for a period of one year from the termination date. In addition, for the term of this Agreement and for a period of one year from the termination date, Agency shall not solicit for or on behalf of itself or any client that markets or sells a product or service that is competitive with the products and/or services of the Client any of the actors, athletes or other talent used by Client in any of its media spots to perform any commercials, infomercials, or to serve in any capacity in relation to the advertising or marketing of such competitive products or services.

13.***Governing Law***

This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Texas, excluding its conflicts of law and choice of law jurisdiction. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court located in Harris County, Texas.

14. ***Waiver***

The failure of either party to enforce any of the rights given to it under this Agreement shall not be construed as a waiver of the right of such party to exercise any such right as to any subsequent violations of this Agreement.

15. ***Warranty***

Agency warrants that it is not under any obligation which will prevent it from performing any of the terms of this Agreement.

16. ***Entire Agreement***

This instrument constitutes the entire Agreement between the parties. Any additions or deletions or any subsequent modifications hereof shall not be valid unless in writing by the parties.

17. ***Indemnification***

Agency and Client (including any of their respective affiliates) shall not in any event be liable to the other for any incidental, consequential, or any other indirect loss or damage arising out of this Agreement or any obligation resulting therefrom or the use or performance of any products or services provided hereunder, whether in an action for or arising out of breach of contract, tort, or any other cause of action. Each party's entire liability and exclusive remedy, for breach of warranty shall be the replacement or substitution of comparable goods, services or media orders. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY DAMAGES FOR LOST PROFITS, LOST SAVINGS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, OR OTHER SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOSSES ARISING OUT OF THE CONDTION OR AVAILABILITY OF GOODS, PLACEMENT OF MEDIA OR ANY BREACH OF THIS AGREEMENT, EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM BY ANY OTHER PARTY. EACH PARTY'S TOTAL LIABILITY UNDER THIS AGREEMENT, WHETHER ARISING IN CONTRACT OR TORT, SHALL NOT EXCEED THE CONSIDERATION PAID OR EXPECTED HEREUNDER. EXCEPT IN THE EVENT OF FRAUD, THIS SECTION STATES THE ENTIRE LIABILITY OF THE PARTIES ARISING FROM THIS AGREEMENT OR THE RELATIONSHIP BETWEEN AGENCY AND CLIENT OR ANY OTHER PRODUCT OR SERVICE PROVIDED HEREUNDER. No action or proceeding against a party may be commenced more than three (3) years after the cause of action accrues.

Each party shall defend, indemnify, and hold harmless the other party along with all personnel from and against any and all damage, cost, liability, and expense whatsoever (including court costs and actual reasonable attorney fees) incurred by reason of any failure by either party to comply with any covenant, warranty or agreement set forth herein.

Client shall defend, indemnify, and hold harmless Agency along with its personnel from and against any and all damage, cost, liability, and expense whatsoever (including court costs and actual reasonable attorney fees) incurred by reason of any claim brought by any person or entity based on the condition,

quality, or character of the Client's products or services or any promise, representation, or warranty given by Client with respect to the Client's products or services.

Agency shall defend, indemnify, and hold harmless Client along with its personnel from and against any and all damage, cost, liability, and expense whatsoever (including court costs and actual reasonable attorney fees) incurred by reason of any actions or omissions by Agency that violate applicable regulatory guidelines, policies or procedures.

The covenants in this Section of this Agreement shall survive termination of the Agreement, regardless of the cause of such termination.

18. ***Arbitration***

The parties agree that all disputes or questions arising in connection with this Agreement shall be settled by a single arbitrator pursuant to the rules of the American Arbitration Association in the City of Houston, Texas, and the award of the arbitrators shall be final, non-appealable, conclusive and enforceable in a court of competent jurisdiction; provided, however, notwithstanding the foregoing, in no event shall any dispute, claim or disagreement arising hereunder that requires injunctive or other equitable relief be required to be submitted to arbitration pursuant to this provision or otherwise.

THIS AGREEMENT may be executed in counterpart originals all of which when taken shall be deemed an original.

Natural Nutrition, Inc.

By____________________

President

Alena, LLC

By____________________ CEO

President

ATTACHMENT "A"

Client and Agency agree to the following production and operational set up schedule; provided that such schedule is expected to change from time to time as required to take advantage of opportunities, correct ineffective messages, capitalize on selected target areas that occur and adjust for such things as competition, seasons, increases and decreases in volume... Such changes will only be made upon mutual written agreement between the parties:

August 13, 2007 – August 24, 2007: Research, Web production scripting, set up and market development: $10,000.00 (This is a direct fee to Agency, and is payable by Client to Agency in the manner provided below. No commission is payable on this amount).

August 13, 2007 – August 31, 2007: Business development, batch CC processing set up, Inbound DRTV call center, Customer Service call center, Fulfillment, packaging, shipping and International Distribution set up: $10,000.00 (This is a direct fee to Agency, and is payable by Client to Agency in the manner provided below. No commission is payable on this amount)

August 24, 2007 – September 7, 2007: Web marketing, testing and response optimization. Budget TBD

August 24, 2007 – September 29: Write, produce, edit and launch DRTV 30 minute spot with minimum of three (3) versions of show. TBD based on Client creative

October 1, 2007: DRTV media launch with tie-ins and optimization. $50,000.00 2 week launch and test **[Amount reflects anticipated expenses; applicable commission would be payable to Agency on actual pre-approved expenses incurred]**

All above direct fees to Agency are paid half at inception and balance upon delivery of project

Expected outside costs during set up:

Research: up to $2,500.00 to determine, age, price for highest volume, packaging and offer combinations for strongest return.

Wayne Allyn Root and Sports guest: Show up fees of $10,000.00

Call Center Set up: $5,000.00

Fulfillment Set up: $7,500.00

Packaging Costs: $10,000.00

Script writer (included in operational fee)

Director, included in production cost

Outside counsel review for Visa compliance: $5,000.00

Travel expense: $2,500.00

Tape dubbing costs: $1,000.00 (test only)